EXHIBIT 21

Jurisdiction of
Name of Subsidiary	Incorporation
71 Hanover Florham Park Associates LLC	New Jersey
ADP Atlantic, LLC	Delaware
ADP Belgium CVA	Belgium
ADP Brasil Ltda	Brazil
ADP Broker-Dealer, Inc.	New Jersey
ADP Business Services (Shanghai) Co., Ltd.	China
ADP Canada Co.	Canada
ADP Canada Holding Co.	Canada
ADP Commercial Leasing, LLC	Delaware
ADP Dealer Services Denmark ApS	Denmark
ADP Dealer Services Deutschland GmbH	Germany
ADP Dealer Services France SAS	France
ADP Dealer Services Italia s.r.l.	Italy
ADP Dealer Services UK Limited	United Kingdom
ADP Employer Services GmbH	Germany
ADP Europe SARL	France
ADP Europe S.A.	France
ADP France SAS	France
ADP GlobalView B.V.	Netherlands
ADP Group UK Limited	United Kingdom
ADP GSI France SAS	France
ADP Holding B.V.	Netherlands
ADP, Inc.	Delaware
ADP Indemnity, Inc.	Vermont
ADP Nederland B.V.	Netherlands
ADP Network Services International, Inc.	Delaware
ADP Network Services Limited	United Kingdom
ADP of Roseland, Inc.	Delaware
ADP Pacific, Inc.	Delaware
ADP Payroll Services, Inc.	Delaware
ADP Pleasanton National Service Center, Inc.	Delaware
ADP Screening and Selection Services, Inc.	Colorado
ADP Tax Services, Inc.	Delaware
ADP Tesoft Automocion Spain	Spain
ADP TotalSource Group, Inc.	Florida
ADP Vehicle Information Technology (Shanghai) Co., Ltd	China
Automatic Data Processing Limited	Australia
Automatic Data Processing Limited (UK)	United Kingdom
Automotive Directions, Inc.	Wisconsin
Autosys GmbH	Germany
Business Management Software Limited	United Kingdom
Digital Motorworks, Inc.	Texas
Employease, Inc.	Delaware
VirtualEdge, Inc.	Delaware

In accordance with Item 601(b)(21) of Regulation S-K, the Company has omitted the names of particular subsidiaries because the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary as of June 30, 2009.